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                                                                    EXHIBIT 11.1

                     CHAMPION COMMUNICATION SERVICES, INC.
                        EARNINGS PER SHARE COMPUTATIONS
             For the nine months ended September 30, 1996 and 1995
              the year ended December 31, 1995 and the period from
        September 29, 1994 (date of inception) through December 31, 1994


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
                                                          Nine Months Ended                Year ended
                                                            September 30,                  December 31,
                                                    ---------------------------       ------------------------
                                                              Unaudited
                                                        1996           1995              1995          1994
                                                    ---------------------------       ------------------------
PRIMARY EARNINGS PER SHARE

Net loss applicable to common stock                   ($1,233,191)   ($858,543)       ($857,999)     ($12,350)
                                                      ------------------------      -------------------------
Shares used in earnings per share computations          4,744,101    4,059,199        4,161,165     3,497,319

Net loss per weighted average common share                 ($0.26)      ($0.21)          ($0.21)       ($0.00)
                                                      ========================       ========================

FULLY DILUTED EARNINGS PER SHARE

Net loss applicable to common stock                   ($1,233,191)   ($858,543)       ($857,999)     ($12,350)
                                                      ------------------------        -----------------------
Shares used in earnings per share computations          4,744,101    4,059,199        4,161,165     3,497,319

Net loss per weighted average common share                 ($0.26)      ($0.21)          ($0.21)       ($0.00)
                                                      ========================        =======================



                                   COMPUTATION OF SHARES USED IN EARNINGS PER SHARE
                                               COMPUTATIONS - PRIMARY

Outstanding common shares at beginning of period        4,695,085    3,754,000        3,754,000             0

Weighted average common shares issued during period        49,016      305,199          407,165     3,497,319
                                                      ------------------------       ------------------------
Weighted average common shares used in earnings
  per share computation                                 4,744,101    4,059,199        4,161,165     3,497,319
                                                      ========================       ========================



                                    COMPUTATION OF SHARES USED IN EARNINGS PER SHARE
                                            COMPUTATIONS - FULLY DILUTED

Outstanding common shares at beginning of period        4,695,085    3,754,000        3,754,000             0

Weighted average common shares issued during period        49,016      305,199          407,165     3,497,319
                                                      ------------------------       ------------------------
Weighted average common shares used in earnings
  per share computation                                 4,744,101    4,059,199        4,161,165     3,497,319
                                                      ========================       ========================
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